EXHIBIT 11.1


                                                       ACE*COMM CORPORATION
                            COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                                                          JUNE 30, 1997


                                                  Year Ended             Year
                                                              Ended
                                             June 30, 1996     June 30, 1997

Weighted average common shares               3,274,745
outstanding                                                  6,134,886


Add:  Conversion of mandatorily             1,530,950        1,530,950
redeemable
Series C preferred stock



Add:  Conversion of common stock         486,330
options (treasury stock method)           1,088,12
                                                 3


Total weighted average common and                8,152,166
common equivalent shares                  5,893,81
                                                 8

Net income                                     $1,059,656
                                                              $2,624,214

Pro forma net income per                       $0.18
share                                                         $0.32



Note:  There is no material difference
between primary and fully-diluted income per share. Therefore, only primary income per share is presented.